Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Nine Energy Service, Inc. and its subsidiaries (the “Company”) of our report dated March 27, 2017, except for the effects of the revision discussed in Note 2 to the combined financial statements, as to which the date is May 2, 2017 and except for the effects of the merger of entities under common control described in Note 3 to the combined financial statements, as to which date is May 19, 2017, relating to the combined financial statements, which appear in such Registration Statement. We also consent to the reference to us under the hading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 19, 2017